EXHIBIT 23.2




     We hereby consent to the use in the Registration Statement of Moovies, Inc. on Form S-4, dated October 10, 1996, of our report dated December 21, 1994 relating to the statements of income and cash flows of Move America, Incorporated, and to the reference to our Firm under the caption "Experts" in the Prospectus.



McGLADREY & PULLEN, LLP


Des Moines, Iowa
October 10, 1996

369081.1